As filed with the Securities and Exchange Commission on May 16, 2000

                       Registration No. ______________


               United States Securities and Exchange Commission
                            Washington, D.C. 20549


                                   Form S-8


           Registration Statement under the Securities Act of 1933


                      Computerized Thermal Imaging, Inc.
              --------------------------------------------------
              (Exact name of issuer as specified in its charter)




Nevada                            3815                   87-0458721
------------------------    ----------------     ------------------------
(State or Other             (Primary Standard    (I.R.S. Employer
Jurisdiction of              Industries           Identification Number)
Incorporation or             Classification
Organization)                Code Number)


                    476 Heritage Park Boulevard, Suite 210
                              Layton, Utah 84041
                 Voice: (801) 776-4700       Fax: (801) 776-6440
         ------------------------------------------------------------
         (Address of principal executive offices, including zip code)


    1995 Stock Option and Restricted Stock Plan and 1997 Stock Option and Restricted Stock Plan
----------------------------------------------------------------------
                          (Full title of the plans)

                              Kevin Packard, CFO
                    476 Heritage Park Boulevard, Suite 210
                              Layton, Utah 84041
             Voice: (801) 776-4700           Fax: (801) 776-6440
          ----------------------------------------------------------
          (Name, Address and Telephone Number of Agent for Service)

                               With a copy to:

                              Joel Seidner, Esq.
                        5300 Memorial Drive, Suite 700
                             Houston, Texas 77007
           Voice: (713) 861-1996 ext. 112       Fax: (713) 552-0202

                       CALCULATION OF REGISTRATION FEE

                                   Proposed        Proposed
Title of                           maximum         maximum
securities          Amount         offering        aggregate    Amount of
to be               To be          price           offering     registration
registered          registered     per share (1)   price (1)    fee
______________________________________________________________________________

Common stock,        5,250,000     $8.375         $43,968,750   $11,610.00
par value $.001      shares
per share
______________________________________________________________________________

(1) Estimated pursuant to Rule 457(h) of the Securities Act of 1933, as amended, solely for purposes of calculating the registration fee and based on *the average of the high and low bid on our common stock on May 11, 2000.
                                   PART II

              INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

      The following documents, which have been filed with the Securities and Exchange Commission (the "Commission") by Computerized Thermal Imaging, Inc., are incorporated by reference in this registration statement: (a) the Company's Annual Report on Form 10-KSB for the fiscal year ended June 30, 1999; (b) the Company's Quarterly Reports on Form 10-QSB for the quarters ended September 30, 1999, December 31, 1999 and March 31, 2000; (c) the Company's Reports on Form 8-K, as amended, filed August 23, 1999, August 25, 1999, April 6, 2000 and April 27, 2000; and (d) the description of the securities offered incorporated by reference to the Company's Registration Statement on Form SB-2, as amended, Registration Statement No. 333-47237 including any amendment or report filed for the purpose of updating such description. All documents subsequently filed by us pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, prior to the filing of a post-effective amendment, which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be part hereof from the date of the filing of such documents.

Item 4. Description of Securities.

     The Company's Common Stock is registered under Section 12(g) of the Securities Exchange Act of 1934.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Officers and Directors.

       Our Articles of Incorporation do not specifically address indemnification of our directors and officers, except to make a general reference that the directors "may exercise all rights, powers, and privileges conferred upon similar corporations organized under and by virtue of the laws of the State of Nevada". Nevada law permits a corporation to indemnify, among others, any officer or director against certain liabilities under specified circumstances, and to purchase and maintain insurance on behalf of its officers and directors.

      Consistent with the overall scope of Nevada law, our Bylaws at Article VI provides that any director or officer who is the subject of or a participant in a threatened, pending or completed legal action by reason of the fact that such individual is or was a director or officer shall be indemnified and held harmless by us from and against the consequences of such action if it is determined that he acted in good faith and reasonably believed
(i) his conduct was in our best interest, (ii) in all other cases, that his conduct was not opposed to our best interests, and (iii) with respect to criminal proceedings, that he had no reasonable cause to believe his conduct was unlawful; provided that if it is determined that such person is liable to us or is found liable on the basis that personal benefit was improperly received by such person, the indemnification is limited to reasonable expenses actually incurred by such person in connection with the legal action and shall not be made in respect of any legal action in which such person shall have been found liable for willful or intentional misconduct in the performance of his duty to us. Any indemnification (unless ordered by a court of competent jurisdiction) shall be made by us only upon a determination that indemnification of such person is proper in the circumstances by virtue of the fact that it shall have been determined that such person has met the applicable standard of conduct.

      Our Bylaws also provide that reasonable expenses, including court costs and attorneys' fees, incurred by our officers and directors in connection with a covered legal action shall be paid by us at reasonable intervals in advance of the final disposition of such action, upon receipt by us of a written affirmation by such person of his good faith belief that he has met the standard of conduct necessary for indemnification, and a written undertaking by or on behalf of such person to repay the amount paid or reimbursed by us if it is ultimately determined that he is not entitled to be indemnified.

      Our Board of Directors may also authorize us to indemnify our employees or agents, and to advance the reasonable expenses of such persons, to the same extent, following the same determinations and upon the same conditions as are required for the indemnification of and advancement of expenses to our directors and officers. As of the date of this Registration Statement, the Board of Directors has not extended indemnification rights to persons other than directors and officers.

      Our Bylaws also provide that we have the power and authority to purchase and maintain insurance or another arrangements on behalf of any director, officer, employee, or agent of us or any affiliate of the Company on similar terms.

      The foregoing discussion of our Bylaws is not intended to be exhaustive and is qualified in its entirety by our Bylaws.

Item 7. Exemption from Registration Claimed.

     Not applicable.

Item 8. Exhibits.

     The following is a list of exhibits filed as part of the Registration
Statement:

Exhibit No.   Description of Exhibit
-----------   -----------------------
5.1           Opinion of Axelrod, Smith & Kirshbaum
23.1          Consent of HJ & Associates (formerly Jones Jensen & Company)
23.2          Consent of Ham, Langston & Brezina, LLP
23.3          Consent of Axelrod, Smith & Kirshbaum

Item 9. Undertakings.

     (a) The registrant will:

          (1) File, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement to include any additional or changed material information on the plan of distribution.

          (2) For the purpose of determining any liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona-fide offering.

          (3) File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

     (b) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                  SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Layton, Utah on May 16, 2000.

COMPUTERIZED THERMAL IMAGING, INC.



                                 /s/David A. Packer
                                -------------------------------------
                                David A. Packer, Director, President & COO

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated:




/s/David B. Johnston                                   May 16, 2000
---------------------------------
DAVID B. JOHNSTON
Chairman of the Board and Chief Executive Officer


/s/Richard V. Secord                                   May 16, 2000
---------------------------------
RICHARD V. SECORD
Vice Chairman of the Board and Secretary


/s/David A. Packer                                     May 16, 2000
---------------------------------
DAVID A. PACKER
Director, President, Chief Operating Officer
and Treasurer


/s/Brent M. Pratley, M.D.                              May 16, 2000
---------------------------------
BRENT M. PRATLEY, M.D.
Director


/s/Milton R. Geilmann                                  May 16, 2000
---------------------------------
MILTON R. GEILMANN
Director


/s/Harry C. Aderholt                                   May 16, 2000
---------------------------------
HARRY C. ADERHOLT
Director


/s/Kevin L. Packard                                    May 16, 2000
---------------------------------
KEVIN L. PACKARD
Chief Financial Officer